Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into as of September 27, 2017 by and between DENTSPLY SIRONA Inc. (the “Company”) and Mark Thierer, an individual (the “Executive” and, together with the Company, the “Parties” and each a “Party”).
RECITALS
WHEREAS, the Parties intend that, effective September 28, 2017 (the “Effective Date”), Executive shall commence employment as the Company’s Interim Chief Executive Officer pursuant to and for such period as is specified in this Agreement; and
WHEREAS, the Company intends to hire a chief executive officer on a permanent basis (such individual, as and when he or she assumes office as such, the “Permanent CEO”).
NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:
1.          Term. The term of Executive’s employment under this Agreement shall be for the period commencing upon the Effective Date and, except to the extent it shall terminate earlier as provided herein, shall continue for six (6) months (the “Initial Term”) and thereafter shall extend automatically for two (2) consecutive periods of three (3) months (each a “Renewal Term” and, as applicable and together with the Initial Term, the “Employment Term”) unless, not more than thirty (30) days before the commencement of each respective Renewal Term, a Party shall have provided notice to the other that there shall not be such a Renewal Term, provided that, in any event, the Employment Term shall expire on the date the Permanent CEO assumes office as such.

2.          Employment. During the Employment Term:

(a)          Position, Duties and Reporting.  Executive shall be employed by the Company and shall serve as Interim Chief Executive Officer of the Company. Executive shall report directly to the Board of Directors of the Company (the “Board”) in his capacity as Interim Chief Executive Officer of the Company.  Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.

(b)          Other Positions; Resignation.  At the time of his termination of employment with the Company for any reason, Executive shall resign and shall be deemed to have resigned from each position he holds with the Company or its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended (each, an “Affiliate”). The preceding sentence shall survive any termination of the Employment Term.

(c)          Other Activities.  Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(d)          Employment Location.  Executive’s principal place of employment shall be located at the headquarters of the Company in York, Pennsylvania, provided that Executive shall travel and shall temporarily render services at other locations as may reasonably be required by his duties hereunder.  The Company shall provide business travel accommodation to Executive in accordance with its policies applicable to senior executives of the Company generally.

(e)          Company Policies.  Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives of the Company, including without limitation any policy restricting pledging and hedging investments in Company equity by Company executives and, except as otherwise provided in Section 4, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable stock exchange listing rules. This Section 2(e) shall survive the termination of the Employment Term.

3.          Base Compensation.

(a)          Base Salary. During the Employment Term, Executive shall be paid a base salary at an annualized rate of $3,000,000 ( “Base Salary”) in accordance with the Company’s regular payroll practices as in effect from time to time.

(b)          Bonus.  Except as provided in Sections 4 or 5, Executive shall not be eligible for any bonus or other incentive compensation.

4.          Signing Bonus. Not more than ten (10) business days following the Effective Date, the Company shall pay Executive a lump-sum cash amount of $2,500,000 (the “Signing Bonus”).  Not more than ten (10) business days following his termination for Cause (as defined below), Executive shall repay such amount to the Company, but the Signing Bonus shall otherwise not be subject to disgorgement in any circumstances.

5.          Restricted Stock Unit Grant.  The Company hereby grants to Executive a restricted stock unit award in the form attached hereto as Exhibit A covering a number of shares of Company common stock with a value of $2,500,000 based on the per-share closing trading price of Company common stock on the Effective Date (the “RSU Grant”).

6.          Other Benefits. During the Employment Term:

(a)          Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and its Affiliates on the same basis and terms as are applicable to senior executives of the Company generally.

(b)          Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the normal policies and procedures of the Company and its Affiliates, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by him in connection with the performance of his duties hereunder.

(c)          Temporary Housing. The Company shall provide the Executive with temporary executive housing in the York, Pennsylvania area suitable for use by Executive and his spouse.  The value of such housing shall be reported as taxable income to Executive.

(d)          Paid Time Off. Executive shall not be eligible for paid time off during the Initial Term.  If the Employment Term expires upon following expiration of the Initial Term, Executive shall be entitled to twenty five (25) days of paid time off on an annualized basis taking employment during the Initial Term into account and otherwise in accordance with the policies as periodically established for senior executives of the Company.

7.          Termination Events. Executive’s employment with the Company and its Affiliates hereunder may be terminated under the circumstances set forth below in this Section 7:

(a)          Death. Executive’s employment shall be terminated as of the date of Executive’s death.

(b)          Disability. The Company may terminate Executive’s employment upon and at any time during the continuance of his disability within the meaning of the long-term disability plan maintained by the Company or its Affiliates in respect of senior executives of the Company as in effect from time to time (“Disability”).

(c)          By the Company. The Company may terminate Executive’s employment (either for Cause or without Cause) effective as of the date specified in the applicable Notice of Termination (as defined below).  For purposes of this Agreement, “Cause” shall mean (i) that a majority, plus at least one, of the members of the Board has determined that (A) Executive has committed an act of fraud against the Company, or (b) Executive has committed an act of malfeasance, recklessness or gross negligence against the Company that is materially injurious to the Company or its customers; or (ii)Executive has materially breached the terms of this Agreement; or (iii) Executive’s indictment for, or conviction of, or pleading no contest to, a felony or a crime involving Executive’s moral turpitude.  Notwithstanding the foregoing, clauses (i) – (iii) shall not constitute “Cause” unless and until the Company has: (x) provided Executive, within 60 days of any Company director’s knowledge of the occurrence of the facts and circumstances underlying such Cause event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (y) provided Executive with an opportunity to cure the same (if curable) within 30 days after the receipt of such notice.

(d)          By Executive. Executive may terminate his employment effective as of the date specified in the applicable Notice of Termination.

Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid the imposition of a tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall not be considered to have terminated employment with the Company and its Affiliates for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A.

8.          Termination Procedures.

(a)          Notice of Termination. Any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination provided in accordance with Section 11(c) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) specify the Date of Termination (as defined below) and (iii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b)          Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (ii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

9.          Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive (or his estate, as the case may be) shall be entitled to compensation and benefits as follows:

(a)          During Employment Term Other than Without Cause. If Executive’s employment is terminated for any reason other than by the Company without Cause during the Employment Term, the Company shall pay (or cause to be paid) to Executive or his estate, as the case may be, (i) any unpaid Base Salary earned by Executive, and any unused paid time off accrued by Executive, through the Date of Termination, (ii) any expenses incurred but not yet reimbursed in accordance with Section 6(b) hereof and (iii) any vested employee benefits to which Executive is entitled as of the Date of Termination under the employee benefit plans of the Company or an Affiliate (collectively, as applicable, the “Accrued Compensation”), and the Company shall have no further obligation to provide compensation or benefits to Executive by reason of such termination.

(b)          Without Cause. If Executive’s employment by the Company shall be terminated by the Company without Cause during the Employment Term or if the Employment Term ends because a Permanent CEO (other than Executive) assumes office as such, then the Company shall pay Executive his Accrued Compensation and, subject to the Executive’s execution and nonrevocation of a release of claims in a customary and equitable form not more than fifty (50) days following his termination of employment, the RSU Grant shall vest in full and the Company shall pay Executive an additional amount, in a cash lump-sum, equal to the amount of Base Salary that would have been paid had Executive’s employment continued (in the case of a termination during the Initial Term) through the end of the Initial Term or (in the case of a termination during a Renewal Term) through the end of the applicable Renewal Term (such that, for example, if the employment termination occurs four months following the Effective Date, the payment would be $500,000 and, if the termination occurred 8 months after the Effective Time, the payment would be $250,000).

10.          Restrictive Covenants.

(a)          Confidential Information.  Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Employment Term, the Company from time to time will provide Executive with access to Confidential Information and he will develop goodwill for the Company. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions, for which Executive agrees he received adequate consideration and which Executive acknowledges are reasonable and necessary to protect the legitimate interests of the Company and represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(i)          Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world.  Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(ii)          Executive shall not, at any time during the Restriction Period, directly or indirectly, engage or prepare to engage in any of the following activities: (A) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company, (B) contact or solicit, with respect to hiring, or knowingly hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination, (C) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (D) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.

(iii)          In the event the terms of this Section 10(a) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(iv)          As used in this Section 10(a), (A) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (B) the term “Business” shall mean the business of the Company and shall include (x) designing, developing, distributing, marketing or manufacturing dental products or (y) any other process, system, product or service marketed, sold or under development by the Company at any time during Executive’s employment with the Company; and (C) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending twenty-four (24) months following the Date of Termination for any reason.

(v)          Executive agrees, during the Employment Term and following the Date of Termination, to refrain from Disparaging (as defined below) the Company and its Affiliates, including any of its services, technologies, products, processes or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude Executive from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce Executive's rights under this Agreement.  For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn or are reasonably likely to impugn the character, integrity, reputation or abilities of the entities, persons, services, products, technologies, processes or practices listed in this Section 10(a)(v).

(vi)          Executive agrees that during the Restriction Period, Executive will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

(b)	Nondisclosure of Proprietary Information.

(i)          Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 10(b)(i) and (v), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible, intangible or electronic form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment)  (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information.  The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public or general industry knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 10(b)(i) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 10(b)(i).  For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(ii)          Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property (in whatever form) concerning the Company’s customers, business plans, marketing strategies, products, property, processes or Confidential Information.

(iii)          Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(iv)          As used in this Section 10(b) and Section 10(c), the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(v)          Nothing in this Agreement shall prohibit Executive from (A) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 10(b)(iii) hereof), (B) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (C) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer of Executive, or (D) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, except where such correspondence, contracts and documents contain Confidential Information.

(vi)          Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive understands that if Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement that Executive has with the Company Group, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in this Agreement or any other agreement that Executive has with the Company Group shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(c)          Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business (as defined in Section 10(a)), whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Employment Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.  During the Restriction Period, Executive shall assist Company and its nominee, at any time, in the protection of Company’s (or its Affiliates’) worldwide right, title and interest in and to Inventions and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

(d)          Injunctive Relief.  It is recognized and acknowledged by Executive that a breach of the covenants contained in this Section 10 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in this Section 10, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

11.          Miscellaneous.

(a)          Identity of Company. For purposes of this Agreement, references to the Company include reference to its Affiliates as applicable.

(b)          Successors and Assigns.

(i)          This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

(ii)          Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(c)          Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company or the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of Executive, to the most recent address shown in the personnel records of the Company or its Affiliates. All notices and communications shall be deemed to have been received on the date of personal delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)          Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company or the Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(e)          Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by

Executive and the Company. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(f)          Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other federal law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide (or cause to be provided) economically equivalent payments or benefits to Executive to the extent permitted by law.

(g)          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Pennsylvania applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(h)          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(i)          Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(j)          Construction.  This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(k)          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

(l)          Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier).  Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(m)          Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between Executive and the Company with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations.  In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Executive is a participant (“Other Agreement”), this Agreement shall control unless such Other Agreement specifically refers to this Agreement as not so controlling.

(n)          Certain Executive Acknowledgments.  Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.  Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement.

(o)          Indemnification; D&O Insurance.  Executive shall be indemnified and held harmless (including advances of attorneys fees and costs, subject to a customary undertaking to refund such amounts if finally determined not to be so indemnifiable), and covered under any contract of directors and officers liability insurance in respect of his actions and omissions to act as an officer of the Company to the maximum extent permitted under the Company’s certificate of incorporation and by-laws and applicable law.  This Section 11(o) shall survive the termination of Executive’s employment and the expiration of the Employment Term.

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the day and year first above written.
DENTSPLY SIRONA INC.

By:	/s/ Thomas Jetter
Name:	Thomas Jetter
Title:	Lead Independent Director

EXECUTIVE

/s/ Mark Thierer
Mark Thierer

Exhibit A
FORM OF RESTRICTED STOCK UNIT AGREEMENT

Dear Mark:
Pursuant to the terms and conditions of the Company's 2016 Omnibus Incentive Plan (the “Plan”) and the employment agreement by and between you and the Company dated September 28, 2017 (the “Employment Agreement”), you have been granted an award of restricted stock units (“RSUs”) as outlined below (“Award”) (any capitalized terms used but not defined herein shall have the definitions given to such terms in the Plan).

Granted To:	Mark Thierer Grant Date: September 28, 2017

Number of RSUs:	<shares_awarded>

Vesting Schedule/Date:
The RSUs will vest on the expiration of the Employment Term (as defined in the Employment Agreement), including for the avoidance of doubt (i) upon a Permanent CEO assuming office within the meaning of the Employment Agreement or (ii) the expiration of the Employment Term as a result of either party to the Employment Agreement providing notice not to elect a Renewal Term (as defined in the Employment Agreement), in each case, subject to your continuous employment with the Company through such date of expiration (the “Vesting Date”), provided that the RSUs will vest, and the restrictions with respect to the RSUs shall lapse, upon a termination of your employment by the Company without Cause (as defined in the Employment Agreement) or in the event of your death or Disability.

This Award shall not entitle you to any rights of a stockholder except and to the extent that the Award is settled by the issuance of shares of Common Stock to you.  The RSUs shall remain forfeitable at all times prior to the Vesting Date (the “Restricted Period”).

Prior to the Vesting Date the Company shall credit to you, on each date that the Company pays a cash dividend to holders of Common Stock generally, Dividend Equivalent Rights (“DERs”) equal to the total number of whole RSUs and the associated DERs previously credited to you under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional amount resulting from such calculation shall be included in the DERs.  The DERs so credited shall be subject to the same terms and conditions as the RSUs to which such DERs relate and the DERs shall be forfeited in the event that the RSUs with respect to which such DERs were credited are forfeited.

No shares of Common Stock shall be issued to you prior to the date on which the RSUs vest. As soon as administratively feasible after any RSUs and DERs have vested (but in no event later than the March 15 of the calendar year after the calendar year in which such RSUs and DERs have vested), the Company shall issue to you (which may be in book-entry form) one share of Common Stock in payment of each such vested whole RSU and DER (subject to tax withholding, as applicable, on such vested shares, and any deferral election authorized by the Committee).

You may not sell, pledge or otherwise transfer the RSUs or any rights under this Award during the Restricted Period.

The Plan is incorporated herein by this reference.

ACKNOWLEDGMENT

By my electronic signature, I hereby acknowledge receipt of this Award as of the date shown above, which has been issued to me under the terms and conditions of the Plan.  I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award and the Plan.